Tecogen Announces First Quarter 2019 Results
Strengthens Balance Sheet by Eliminating Debt and Increasing Working Capital

WALTHAM, Mass., May 14, 2019 - Tecogen Inc. (NASDAQ:TGEN), a leading manufacturer of clean energy products which, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer's carbon footprint, reported revenues of $8,176,631 for the quarter ended March 31, 2019 compared to $10,175,427 for the same period in 2018, a 20% decline in top line revenue. Consolidated gross profit for the first quarter of 2019 was $2,958,759 compared to $3,837,803 in the first quarter of 2018, a decrease of 23% in overall gross profit dollars year over year.
Adjusted non-GAAP EBITDA(1), excluding goodwill impairment, the unrealized gain or loss on marketable securities, stock-compensation expense and merger related expenses, was positive $678,086 for the first quarter of 2019 compared to $303,732 for the first quarter of 2018, an increase of $374,354. (Adjusted EBITDA is defined as net income or loss attributable to Tecogen, adjusted for interest, income taxes, depreciation and amortization, stock-based compensation expense, unrealized gain or loss on equity securities, goodwill impairment charges and merger related expenses. See table following the statements of operations for a reconciliation from net income (loss) to Adjusted EBITDA as well as important disclosures about the company's use of Adjusted EBITDA).
Excluding the goodwill impairment charge, income from operations would have been $346,061, an improvement of $275,155 year over year and net income attributable to the Company would have been $413,121 compared to $20,759, an improvement of $392,362 year over year. Including goodwill impairment, loss from operations was $3,347,137 compared to income of $70,906 in the prior year comparable period. Similarly, net loss attributable to the Company for the first quarter of 2019 was $3,280,077 compared to income of $20,759 for the quarter ended March 31, 2018, a difference of $3,300,836 due primarily to the goodwill impairment charge of $3,693,198.
During the first quarter of 2019, the Company recognized two individual sales of energy producing assets, including eight associated energy production contracts for total consideration of $7 million, which resulted in a combined gain on sale of assets of $1,081,049 included in the statement of operations below.
While product revenue results were highlighted by growth in cogeneration sales of 3.1%, chiller sales declined 37% year over year. Variations in product mix are typical and to be expected. Total services related revenues for the first quarter of 2019 declined by 17% over the prior year period, due to decreased installation activity. Service maintenance contract revenue has grown by 2% year over year.
Product gross margin improved to 36% for the first quarter of 2019 compared to 34% for the same period in 2018. Overall service gross margin was 37% in the first quarter of 2019 compared to 41% for the same period in 2018 due to a decline in margins recognized on installation projects during the quarter. Energy production gross margin remained level at 36% for the first quarter of both 2019 and 2018. Overall gross margin for the first quarter of 2019 was 36% compared to 38% for the same period in 2018, within management's targeted 35-40% gross margin range.
On a combined basis, operating expenses increased to $6,305,896 for the first quarter 2019 from $3,766,897 in the first quarter of 2018. Excluding the effect of the goodwill impairment charge and gain on sale of assets, operating expenses were $3,693,747, a decrease of $73,150. Research and development costs increased by 14.2% to $345,083, and selling expenses rose 2.7% to $693,253. These increases, along with a decrease in G&A costs of $134,138, accounted for this net decrease.

Operating expenses for the quarter are partially attributable to the Company’s investment in the future through research and development, discussed in the "Emissions Technology" section below and selling activities, with such expenses increasing year over year.
“While we are disappointed with the drop in overall revenues, the first quarter saw good progress in terms of positioning the company for future growth,” commented Benjamin Locke, CEO. “The sale of some of our ADG assets in the quarter significantly strengthened our balance sheet by eliminating our debt and providing working capital to meet our goals.  With sales of our Tecofrost product expected to start in the second half of the year, we are excited to see further market attraction to our chiller products as well as our core CHP products.  In combination with promising results from our Ultera emissions technology, we are excited for our prospects for the rest of the year.”

Backlog of products and installations was $26 million as of the end of the first quarter of 2019 and stood at $27 million as of May 13, 2019.

Major Highlights:
Financial

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Current assets at quarter end of $26.8 million were more than twice current liabilities of $10.6 million, showing a strong working capital position of $16.2 million, with an increase of approximately $3 million since year end 2018.

•
Adjusted non-GAAP EBITDA(1), excluding goodwill impairment, the unrealized gain or loss on marketable equity securities, stock-compensation expense and merger related expenses, was positive $678,086 for the first quarter of 2019 compared to $303,732 for the first quarter of 2018, an increase of $374,354.

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Absent the goodwill impairment charge, the Company's net income for the quarter would have been $413,121, an increase of $392,362, year over year. Net loss attributable to Tecogen for the three months ended March 31, 2019 was $3,280,077 compared to income of $20,759 for the same period in 2018. Net loss for the first quarter of 2019 included a goodwill impairment charge of $3,693,198.

•
Net loss per share was $0.13 for the three months ended March 31, 2019 and $0.00 for the comparative period in 2018. As discussed above, the goodwill impairment charge is the basis for the per share net loss.

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Overall gross margin was 36% for the first quarter of 2019 compared to 38% for the same quarter of 2018, resulting from the combination of an increase in product gross margin, and a decrease in service gross margin.

•	Operating expenses included a gain on sale of assets of $1,081,049 and a goodwill impairment charge of $3,693,198 causing an increase in total operating expenses, year over year, of $2,538,999.
Sales & Operations

•	Awarded $8.4 million project to install a 1 MW trigeneration plant at a data center located in New York City.

•	Sold two additional chillers into expanding market of marijuana growing facilities.

•	Tecofrost sales pipeline growing, expect sales in the second half of 2019.

•
Current sales backlog of equipment and installations as of May 13, 2019 is $27 million, comprised of $14 million of installation services and $13 million of products, showing a growing demand for our products and services.

Emissions Technology

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Forklift Truck Application of Ultera Emissions System. The Company has completed the second iteration of tests to optimize Ultera performance on the forklift truck using customized engine control software supplied by the manufacturer, Mitsubishi Caterpillar Forklift America Inc. (MCFA). Having achieved positive results, Tecogen has recommended that the current test phase be concluded and the project move forward to seek engine certification to the California “Near Zero” standard through MCFA’s supplier in Japan as well as return the test forklift truck to MCFA for evaluation at their test facility.

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Ultera Application to Fire Hazard Mitigation. As reported previously (see our press release “Tecogen Announces Third Quarter 2018 Results” dated November 13, 2018), the Company has successfully permitted a group of natural gas engine generators in Los Angeles County for continuous operation. The company believes these are the only natural gas engine-generators permitted to this standard since it was implemented. Having successfully completed the program, we are revealing the application as we believe it noteworthy with potential to serve an emerging need in the region. The generators are being applied to a group of dispersed loads located in a terrain vulnerable to brush and woodland fires and powered by overhead wires. During windy periods, where the wires are vulnerable to being severed, they are de-energized and the loads become powered by the generators that are located nearby. The Company believes the Ultera emissions system, coupled with standard natural gas generators, are a cost-effective solution to this problem with important advantages over other technologies.

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Stationary Emissions Technologies. The Company has completed negotiations to supply Ultera kits for use in water pumping applications for a new installation in Southern California. The kits would be installed in two new 800-horsepower Caterpillar natural gas engines. We have submitted our formal bid to the water district which owns and operates other Ultera systems. These would be the largest kits we have supplied to date, being approximately twice the capacity of our previous largest sale.

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Ultera Automotive Catalyst Development. A leading US research and development organization is completing the first phase of a program to advance the Ultera technology in mobile applications and has identified a promising catalyst material to improve performance of the Ultera process. Testing is underway and their work is scheduled for completion in the second quarter of 2019.

Conference Call Scheduled for Today at 11:00 am ET
Tecogen will host a conference call today to discuss the first quarter results beginning at 11:00 am eastern time. To listen to the call dial (877) 407-7186 within the U.S. and Canada, or (201) 689-8052 from other international locations. Participants should ask to be joined to the Tecogen First Quarter 2019 earnings call. Please begin dialing 10 minutes before the scheduled starting time. The earnings press release will be available on the Company website at www.Tecogen.com in the "News and Events" section under "About Us." The earnings conference call will be webcast live. To view the associated slides, register for and listen to the webcast, go to https://ir.tecogen.com/ir.calendar. Following the call, the webcast will be archived for 14 days.
The earnings conference call will be recorded and available for playback one hour after the end of the call. To listen to the playback, dial (877) 660-6853 within the U.S. and Canada, or (201) 612-7415 from other international locations and use Conference Call ID#: 13672659.
About Tecogen
Tecogen Inc. designs, manufactures, sells, installs, and maintains high efficiency, ultra-clean, cogeneration products including natural gas engine-driven combined heat and power, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational and industrial use. The company is known for cost efficient, environmentally friendly and reliable products for energy production that, through patented technology, nearly eliminate criteria pollutants and significantly reduce a customer’s carbon footprint.
In business for over 35 years, Tecogen has shipped more than 3,000 units, supported by an established network of engineering, sales, and service personnel across the United States. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Tecogen, InVerde e+, Ilios, Tecochill, Tecopower, Tecofrost and Ultera are registered or pending trademarks of Tecogen Inc.

Forward Looking Statements

This press release and any accompanying documents, contain “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan,"  "estimate," "project," "target," "potential," "will," "should," "could," "likely," or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.

In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: fluctuations in demand for our products and services, competing technological developments, issues relating to research and development, the availability of incentives, rebates, and tax benefits relating to our products and services, changes in the regulatory environment relating to our products and services, integration of acquired business operations, and the ability to obtain financing on favorable terms to fund existing operations and anticipated growth.

In addition to GAAP financial measures, this press release includes certain non-GAAP financial measures, including adjusted EBITDA which excludes certain expenses as described in the presentation. We use Adjusted EBITDA as an internal measure of business operating performance and believe that the presentation of non-GAAP financial measures provides a meaningful perspective of the underlying operating performance of our current business and enables investors to better understand and evaluate our historical and prospective operating performance by eliminating items that vary from period to period without correlation to our core operating performance and highlights trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures.
Tecogen Media & Investor Relations Contact Information:

Benjamin Locke
P: 781-466-6402
E: Benjamin.Locke@tecogen.com

TECOGEN INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,610,235	$272,552
Accounts receivable, net	11,676,654	14,176,452
Unbilled revenue	5,190,392	4,893,259
Inventory, net	6,667,567	6,294,862
Due from related party	—	9,405
Prepaid and other current assets	618,917	722,042
Total current assets	26,763,765	26,368,572
Property, plant and equipment, net	3,924,951	11,273,115
Right of use assets	2,546,588	—
Intangible assets, net	1,573,399	2,893,990
Goodwill	5,281,867	8,975,065
Other assets	314,652	393,651
TOTAL ASSETS	$40,405,222	$49,904,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit, bank	$—	$2,009,435
Accounts payable	5,914,089	7,153,330
Accrued expenses	2,222,527	1,528,014
Deferred revenue	1,874,794	2,507,541
Lease obligations, current	555,831	—
Total current liabilities	10,567,241	13,198,320
Long-term liabilities:
Deferred revenue, net of current portion	295,510	2,375,700
Lease obligations, long-term	1,990,757	—
Unfavorable contract liability, net	2,870,339	6,292,599
Total liabilities	15,723,847	21,866,619

Commitments and contingencies (Note 11)

Stockholders’ equity:
Tecogen Inc. stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 24,834,746 and 24,824,746 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	24,835	24,825
Additional paid-in capital	56,477,342	56,427,928
Accumulated deficit	(31,950,172)	(28,670,095)
Total Tecogen Inc. stockholders’ equity	24,552,005	27,782,658
Noncontrolling interest	129,370	255,116
Total stockholders’ equity	24,681,375	28,037,774
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,405,222	$49,904,393

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
Revenues
Products	$3,024,526	$3,673,506
Services	3,911,296	4,719,386
Energy production	1,240,809	1,782,535
Total revenues	8,176,631	10,175,427
Cost of sales
Products	1,943,462	2,409,115
Services	2,474,533	2,782,854
Energy production	799,877	1,145,655
Total cost of sales	5,217,872	6,337,624
Gross profit	2,958,759	3,837,803
Operating expenses
General and administrative	2,655,411	2,789,549
Selling	693,253	675,118
Research and development	345,083	302,230
Gain on sale of assets	(1,081,049)	—
Goodwill impairment	3,693,198	—
Total operating expenses	6,305,896	3,766,897
Income (loss) from operations	(3,347,137)	70,906
Other income (expense)
Interest income and other expense, net	532	(1,072)
Interest expense	(28,026)	(13,013)
Unrealized loss on investment securities	(39,361)	(19,681)
Total other income (expense), net	(66,855)	(33,766)
Income (loss) before provision for state income taxes	(3,413,992)	37,140
Benefit for state income taxes	(8,169)	—
Consolidated net income (loss)	(3,405,823)	37,140
(Income) loss attributable to the noncontrolling interest	125,746	(16,381)
Net income (loss) attributable to Tecogen Inc.	$(3,280,077)	$20,759

Net income (loss) per share - basic and diluted	$(0.13)	$0.00
Weighted average shares outstanding - basic	24,818,979	24,803,527
Weighted average shares outstanding - diluted	24,818,979	24,881,185

Non-GAAP financial disclosure (1)
Net income (loss) attributable to Tecogen Inc.	$(3,280,077)	$20,759
Interest & other expense, net	27,494	14,085
Income taxes	(8,169)	—
Depreciation & amortization, net	168,244	199,181
EBITDA	(3,092,508)	234,025
Stock based compensation	38,035	40,416
Goodwill impairment	3,693,198	—
Unrealized loss on investment securities	39,361	19,681
Merger related expenses	—	9,610
Adjusted EBITDA	$678,086	$303,732

TECOGEN INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
	March 31, 2019	March 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net loss	$(3,405,823)	$37,140
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, accretion and amortization, net	168,244	199,181
Provision on inventory reserve	—	1,000
Stock-based compensation	38,035	40,416
Goodwill impairment	3,693,198	—
(Gain) loss on sale of assets	(1,081,049)	4,120
Provision for losses on accounts receivable	—	4,600
Non-cash interest expense	12,499	—
Changes in operating assets and liabilities, net of effects of acquisitions
(Increase) decrease in:
Accounts receivable	2,499,798	(1,496,737)
Unbilled revenue	(297,133)	(549,647)
Inventory, net	(372,705)	33,782
Due from related party	9,405	—
Prepaid expenses and other current assets	6,317	(99,153)
Other non-current assets	78,999	19,681
Increase (decrease) in:
Accounts payable	(1,239,241)	855,949
Accrued expenses and other current liabilities	4,154	288,913
Deferred revenue	(725,902)	(64,122)
Interest payable, related party	—	12,575
Net cash used in operating activities	(611,204)	(712,302)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(24,788)	(145,326)
Proceeds from sale of assets	5,000,000	3,606
Purchases of intangible assets	(15,780)	(83,856)
Cash acquired in asset acquisition	—	442,786
Payment of stock issuance costs	(611)	(553)
Distributions to noncontrolling interest	—	(23,338)
Net cash provided by investing activities	4,958,821	193,319
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on revolving line of credit, net	(2,021,934)	—
Proceeds from the exercise of stock options	12,000	48,245
Net cash provided by (used in) financing activities	(2,009,934)	48,245
Change in cash and cash equivalents	2,337,683	(470,738)
Cash and cash equivalents, beginning of the period	272,552	1,673,072
Cash and cash equivalents, end of the period	$2,610,235	$1,202,334

Supplemental disclosures of cash flows information:
Cash paid for interest	$18,381	$—
Cash paid for taxes	$12,324	$—

(1) Non-GAAP Financial Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, this news release contains information about EBITDA (net income (loss) attributable to Tecogen Inc adjusted for interest, income taxes, depreciation and amortization, stock based compensation expense, unrealized gain or loss on investment securities, goodwill impairment charges and merger related expenses), which is a non-GAAP measure.  The Company believes EBITDA allows investors to view its performance in a manner similar to the methods used by management and provides additional insight into its operating results.  EBITDA is not calculated through the application of GAAP.  Accordingly, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure.  The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.